                                                               EXHIBIT 99.(c)(1)
================================================================================

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                          DETROIT DIESEL CORPORATION,

                             OMC ACQUISITION CORP.

                                      AND

                          OUTBOARD MARINE CORPORATION

                            DATED AS OF JULY 8, 1997

================================================================================

                               TABLE OF CONTENTS

ARTICLE 1     The Offer...................................................      1
     1.1.     The Offer...................................................      1
     1.2.     Actions By Purchaser and Merger Sub.........................      2
     1.3.     Actions by the Company......................................      2
     1.4.     Directors...................................................      4
ARTICLE 2     The Merger..................................................      4
     2.1.     The Merger..................................................      4
     2.2.     The Closing.................................................      4
     2.3.     Effective Time..............................................      4
ARTICLE 3     Certificate of Incorporation and Bylaws of the Surviving          5
              Corporation.................................................
     3.1.     Certificate of Incorporation................................      5
     3.2.     Bylaws......................................................      5
ARTICLE 4     Directors and Officers of the Surviving Corporation.........      5
     4.1.     Directors...................................................      5
     4.2.     Officers....................................................      5
ARTICLE 5     Effect of the Merger on Securities of Merger Sub and the          5
              Company.....................................................
     5.1.     Merger Sub Stock............................................      5
     5.2.     Company Securities..........................................      5
     5.3.     Exchange of Certificates Representing Common Stock..........      6
     5.4.     Adjustment of Merger Consideration..........................      8
     5.5.     Dissenting Company Shareholders.............................      8
ARTICLE 6     Representations and Warranties of the Company...............      8
     6.1.     Existence; Good Standing; Corporate Authority...............      8
     6.2.     Authorization, Validity and Effect of Agreements............      8
     6.3.     Compliance with Laws........................................      9
     6.4.     Capitalization..............................................      9
     6.5.     Subsidiaries................................................      9
     6.6.     No Violation................................................     10
     6.7.     Company Reports; Offer Documents............................     10
     6.8.     Absence of Certain Changes..................................     11
     6.9.     Taxes.......................................................     12
     6.10.    Litigation..................................................     12
     6.11.    Employee Benefit Plans......................................     12
     6.12.    Employment Relations and Agreements.........................     13
     6.13.    Contracts...................................................     13
     6.14.    Environmental Laws and Regulations..........................     13
     6.15.    Brokers.....................................................     14
     6.16.    Opinion of Financial Advisor................................     14
     6.17.    No Restrictions on the Offer or the Merger..................     14
     6.18.    Intellectual Property.......................................     14
ARTICLE 7     Representations and Warranties of Purchaser and Merger           15
              Sub.........................................................
     7.1.     Existence; Good Standing; Corporate Authority...............     15
     7.2.     Authorization, Validity and Effect of Agreements............     15
     7.3.     Offer Documents.............................................     15
     7.4.     No Violation................................................     16
     7.5.     Financing...................................................     16
     7.6.     Merger Sub..................................................     16
     7.7.     Compliance with Laws........................................     16
     7.8.     Capitalization..............................................     17

     7.9.     Purchaser Reports...........................................     17
     7.10.    Absence of Certain Changes..................................     18
     7.11.    Taxes.......................................................     18
     7.12.    Litigation..................................................     18
     7.13.    Employee Benefit Plans......................................     18
     7.14.    Contracts...................................................     19
     7.15.    Environmental Laws and Regulations..........................     19
ARTICLE 8     Covenants...................................................     19
     8.1.     No Solicitation.............................................     19
     8.2.     Interim Operations of the Company...........................     20
     8.2A.    Interim Operations of Purchaser and Merger Sub..............     21
     8.3.     Company Shareholder Approval; Proxy Statement...............     23
     8.4.     Filings; Other Action.......................................     24
     8.5.     Publicity...................................................     24
     8.6.     Further Action..............................................     24
     8.7.     Insurance; Indemnity........................................     24
     8.8.     Restructuring of Merger.....................................     26
     8.9.     Employee Benefit Plans......................................     26
     8.10.    Acceleration of Outstanding Indebtedness....................     26
     8.11.    Real Property Transfer Taxes................................     26
ARTICLE 9     Conditions..................................................     26
     9.1.     Conditions to Each Party's Obligation to Effect the              26
              Merger......................................................
ARTICLE 10    Termination; Amendment; Waiver..............................     27
     10.1.    Termination.................................................     27
     10.2.    Effect of Termination.......................................     27
     10.3.    Amendment...................................................     28
     10.4.    Extension; Waiver...........................................     28
ARTICLE 11    General Provisions..........................................     28
     11.1.    Nonsurvival of Representations and Warranties...............     28
     11.2.    Notices.....................................................     28
     11.3.    Assignment; Binding Effect..................................     29
     11.4.    Entire Agreement............................................     29
     11.5.    Fees and Expenses...........................................     29
     11.6.    Governing Law...............................................     29
     11.7.    Headings....................................................     29
     11.8.    Interpretation..............................................     29
     11.9.    Severability................................................     30
    11.10.    Enforcement of Agreement....................................     30
    11.11.    Counterparts................................................     30
    11.12.    Obligation of Purchaser.....................................     30
    11.13.    Certain Definitions.........................................     30


EXHIBIT
EXHIBIT A     Conditions of the Offer

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of July 8, 1997, among Detroit Diesel Corporation, a Delaware corporation ("Purchaser"), OMC Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Purchaser ("Merger Sub"), and Outboard Marine Corporation, a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, the Boards of Directors of Purchaser and the Company each have determined that it is in the best interests of their respective companies and shareholders for Purchaser to acquire the Company upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the parties hereto desire to make certain representations, warranties, covenants and agreements in connection herewith;

     NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                                   THE OFFER

     1.1. THE OFFER.

     (a) Subject to the provisions of this Agreement and this Agreement not having been terminated in accordance with Article 10 hereof, as promptly as practicable but in any event within five business days after the first public announcement of this Agreement, Merger Sub shall commence, within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act"), an offer to purchase 13,842,619 shares of common stock, par value $.15 per share (the "Common Stock") of the Company at a price of $16.00 per share of Common Stock, net to the seller in cash (the "Offer"). The obligation of Merger Sub to commence the Offer and accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A hereto and to the terms and conditions of this Agreement and no such payment shall be made until after calculation of proration. If proration of tendered shares is required, the shares purchased from each shareholder tendering shares will be determined by multiplying 13,842,619 by a fraction, the numerator of which is the number of shares tendered by such shareholder and the denominator of which is the number of shares tendered by all tendering shareholders. Subject to the provisions of this Agreement, the Offer shall expire 20 business days after the date of its commencement, unless this Agreement is terminated in accordance with Article 10, in which case the Offer (whether or not previously extended in accordance with the terms hereof) shall expire on such date of termination.

     (b) Merger Sub expressly reserves the right to modify the terms of the Offer and to waive any condition of the Offer, except that, without the prior written consent of the Company, Merger Sub shall not (i) waive the Minimum Condition (as defined in Exhibit A), (ii) reduce the number of shares of Common Stock subject to the Offer, (iii) reduce the price per share of Common Stock to be paid pursuant to the Offer, (iv) change the form of consideration payable in the Offer, (v) amend or modify any term or condition of the Offer (including the conditions set forth on Exhibit A) in any manner adverse to the holders of Common Stock or (vi) impose additional conditions to the Offer other than such conditions required by applicable Law (as hereinafter defined). So long as this Agreement is in effect and all the conditions to the Offer have not been satisfied or waived, at the request of the Company, Merger Sub shall extend the Offer for an aggregate period of not more than 10 business days (for all extensions requested by the Company) beyond the originally scheduled expiration date of the Offer. Notwithstanding the foregoing, so long as this Agreement is in effect, Merger Sub may, without the consent of the Company, extend the Offer
(i) if at the then scheduled expiration date of the Offer any of the conditions to Merger Sub's obligation to accept for payment and pay for shares of Common Stock shall not be satisfied or waived, until such time as such conditions are satisfied or waived; (ii) for any period required by any rule, regulation, interpretation or position of the SEC or the staff applicable to the Offer; and (iii) up to 10 days following the satisfaction of all the conditions in Exhibit A; provided, however, that in no event shall Purchaser extend the Offer for more than 20 days in the aggregate without the consent of the Company. Subject to the terms and conditions of the Offer and this Agreement, Merger Sub shall accept for payment and pay for, in accordance with the terms of the Offer, 13,842,619 shares of Common Stock, on a fully diluted basis, to the extent validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the expiration of the Offer.

     1.2. ACTIONS BY PURCHASER AND MERGER SUB.

     (a) As soon as reasonably practicable following execution of this Agreement, but in no event later than five business days from the date hereof, Purchaser and Merger Sub shall file with the Securities and Exchange Commission (the "SEC") a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and any other ancillary documents pursuant to which the Offer shall be made (such Schedule 14D-1 and the documents therein pursuant to which the Offer will be made, together with any supplements or amendments thereto, the "Offer Documents"). The Company and its counsel shall be given a reasonable opportunity to review and comment upon the Offer Documents prior to the filing thereof with the SEC. The Offer Documents shall comply as to form in all material respects with the requirements of the Exchange Act, and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by Purchaser or Merger Sub with respect to information supplied in writing by the Company specifically for inclusion in the Offer Documents. Each of Purchaser, Merger Sub and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent such information shall have become false or misleading in any material respect, and each of Purchaser, Merger Sub and the Company further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. Purchaser and Merger Sub agree to provide the Company and its counsel in writing with any comments Purchaser, Merger Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after receipt of such comments.

     (b) Purchaser shall provide or cause to be provided to Merger Sub all the funds necessary to purchase any shares of Common Stock that Merger Sub becomes obligated to purchase pursuant to the Offer.

     1.3. ACTIONS BY THE COMPANY.

     (a) The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company (the "Board of Directors" or the "Board") at a meeting duly called and held has duly adopted resolutions (i) approving this Agreement, the Offer and the Merger (as hereinafter defined), determining that the Merger is advisable and that the terms of the Offer and Merger are fair to, and in the best interests of, the Company's shareholders and recommending that the Company's shareholders accept the Offer and approve the Merger and this Agreement, and (ii) taking all action necessary to render Section 203 of the Delaware General Corporation Law (the "DGCL"), Article Eighteenth of the Company's Restated Certificate of Incorporation and the provisions of the Rights Agreement, dated as of April 24, 1996, between the Company and First Chicago Trust Company of New York inapplicable to the Offer, the Merger, this Agreement and any of the transactions contemplated hereby. The Company further represents and warrants that the Board of Directors has received the written opinion of Salomon Brothers Inc (the "Financial Advisor") that the proposed consideration to be received by the holders of shares of Common Stock pursuant to the Offer and the Merger is fair to such holders from a financial point of view (the "Fairness Opinion"). The Company hereby consents to the inclusion in the Offer Documents, subject to prior review and consent by the Company, of the recommendation of the Board of Directors described in the first sentence of this Section 1.3(a). The Company hereby represents and warrants that it has been authorized by the Financial Advisor to permit the inclusion of the Fairness Opinion, and, subject to the reasonable approval of the

Financial Advisor, the inclusion of references to such Fairness Opinion, in the Offer Documents, the Schedule 14D-9 (as hereinafter defined) and the Proxy Statement (as hereinafter defined). The Company has been advised by each of its directors and executive officers that each such person intends to tender all shares of Common Stock owned by such person pursuant to the Offer, except to the extent of any restrictions created by Section 16(b) of the Exchange Act. If the Board of Directors determines based on the advice of counsel that its fiduciary duties require it to withdraw, modify or amend its recommendations described above, such withdrawal, amendment or modification shall not constitute a breach of this Agreement but shall have the effects specified herein.

     (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendations described in the first sentence of Section 1.3(a) (subject to the last sentence of Section 1.3(a)) and shall mail the Schedule 14D-9 to the shareholders of the Company. To the extent practicable, the Company shall cooperate with Purchaser in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the Company's shareholders. Purchaser and its counsel shall be given a reasonable opportunity to review and comment upon the Schedule 14D-9 prior to the filing thereof with the SEC. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Purchaser or Merger Sub for inclusion in the Schedule 14D-9. Each of the Company, Purchaser and Merger Sub agrees promptly to correct any information provided by it for use in the Schedule 14D-9 if and to the extent such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of shares of Common Stock, in each case as and to the extent required by applicable federal securities laws. The Company agrees to provide Purchaser and Merger Sub and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

     (c) In connection with the Offer, the Company shall cause its transfer agent to assist Merger Sub in compiling mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, and to furnish copies of other information in the Company's possession or control regarding the beneficial owners of Common Stock, and shall furnish to Merger Sub such information and assistance (including updated lists of shareholders, security position listings and computer files) as Merger Sub may reasonably request in communicating the Offer to the Company's shareholders. Subject to the requirements of law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer and the Merger, Purchaser and Merger Sub and each of their affiliates and associates shall hold in confidence the information contained in any of such labels, lists and files, shall use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, shall promptly deliver to the Company all copies of such information then in their possession or under their control.

     (d) Subject to the terms and conditions of this Agreement, if there shall occur a change in law or in a binding judicial interpretation of existing law which would, in the absence of action by the Company or the Board, prevent the Merger Sub, were it to acquire a specified percentage of the shares of Common Stock then outstanding, from approving and adopting this Agreement by its affirmative vote as the holder of 67% of the issued and outstanding shares of Common Stock and without the affirmative vote of any other shareholder, the Company will use its best efforts to promptly take or cause such action to be taken, or, at the election of the Purchaser prior to consummation of the Offer, this Agreement shall terminate.

     1.4. DIRECTORS.

     (a) Upon the purchase of shares of Common Stock pursuant to the consummation of the Offer, Purchaser shall be entitled to designate such number of directors, rounded up to the next whole number, as will give Purchaser representation on the Board of Directors equal to the product of (i) the number of directors on the Board of Directors and (ii) the percentage that the number of shares of Common Stock purchased by Merger Sub or Purchaser or any affiliate thereof bears to the aggregate number of shares of Common Stock outstanding (the "Percentage"), and the Company shall, upon request by Purchaser, promptly increase the size of the Board of Directors or exercise its reasonable efforts to secure the resignations of such number of directors as is necessary to enable Purchaser's designees to be elected to the Board of Directors and shall cause Purchaser's designees to be so elected. At the request of Purchaser, the Company will use its reasonable efforts to cause such individuals designated by Purchaser to constitute the same Percentage of (i) each committee of the Board,
(ii) the board of directors of each Subsidiary (as hereinafter defined) and
(iii) the committees of each such board of directors. The Company's obligations to seek to appoint designees to the Board of Directors shall be subject to
Section 14(f) of the Exchange Act. The Company shall take all reasonably appropriate action necessary to effect any such election and shall, subject to the next succeeding sentence, include in the Schedule 14D-9 the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder. Purchaser will supply to the Company in writing and be solely responsible for any information with respect to itself and its nominees, directors and affiliates required by Section 14(f) and Rule 14f-1. Notwithstanding the foregoing, the parties hereto shall use their respective reasonable efforts to ensure that at least three of the members of the Board of Directors shall at all times prior to the Effective Time (as hereinafter defined) be Continuing Directors (as hereinafter defined).

     (b) Following the election or appointment of Purchaser's designees pursuant to this Section 1.4 and prior to the Effective Time, the approval of a majority of the directors of the Company then in office who are not designated by Purchaser (the "Continuing Directors") shall be required to authorize (and such authorization shall constitute the authorization of the Board of Directors and no other action on the part of the Company, including any action by any other director of the Company, shall be required to authorize) any termination of this Agreement by the Company, any amendment of this Agreement requiring action by the Board of Directors, any extension of time for the performance of any of the obligations or other acts of Purchaser or Merger Sub, and any waiver of compliance with any of the agreements or conditions contained herein for the benefit of the Company.

                                   ARTICLE 2

                                   THE MERGER

     2.1. THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company in accordance with this Agreement and the applicable provisions of the DGCL, and the separate corporate existence of Merger Sub shall thereupon cease (the "Merger"). The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). The Merger shall have the effects specified in the DGCL.

     2.2. THE CLOSING. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at the offices of Detroit Diesel Corporation, 13400 Outer Drive, West, Detroit, Michigan 48239-4001, as soon as practicable following the satisfaction (or waiver if permissible) of the conditions set forth in Article 9. The date on which the Closing occurs is hereinafter referred to as the "Closing Date."

     2.3. EFFECTIVE TIME. If all the conditions to the Merger set forth in
Article 9 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 10, the parties hereto shall cause a Certificate of Merger meeting the requirements of Section 251 of the DGCL to be properly executed and filed in accordance with such Section on the Closing Date. The Merger shall become effective at the time of filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

                                   ARTICLE 3

                    CERTIFICATE OF INCORPORATION AND BYLAWS
                          OF THE SURVIVING CORPORATION

     3.1. CERTIFICATE OF INCORPORATION. The Certificate of Incorporation of Merger Sub in effect immediately prior to the Effective Time shall be the Certificate of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law and the terms thereof.

     3.2. BYLAWS. The Bylaws of Merger Sub in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with applicable law, the terms thereof and the Surviving Corporation's Certificate of Incorporation.

                                   ARTICLE 4

              DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     4.1. DIRECTORS. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law and the Surviving Corporation's Certificate of Incorporation and Bylaws.

     4.2. OFFICERS. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation as of the Effective Time and until their successors are duly appointed or elected in accordance with applicable law and the Surviving Corporation's Certificate of Incorporation and Bylaws.

                                   ARTICLE 5

                       EFFECT OF THE MERGER ON SECURITIES
                         OF MERGER SUB AND THE COMPANY

     5.1. MERGER SUB STOCK. At the Effective Time, each share of common stock, $0.01 par value per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock, $0.01 par value per share, of the Surviving Corporation.

     5.2. COMPANY SECURITIES.

     (a) At the Effective Time, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by Purchaser or Merger Sub or held by the Company, all of which shall be cancelled, and other than shares of Dissenting Common Stock (as hereinafter defined)) (the "Exchanged Common Shares") shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive (1) 4,000,000 divided by the number of Exchanged Common Shares (the "Exchange Ratio") shares of fully paid and nonassessable common shares of Purchaser ("Purchaser Common Shares") plus (2) a cash payment equal to (i) $16.00 minus (ii) the product of the Exchange Ratio times $25, plus
(3) in the event the average closing price on the New York Stock Exchange for Purchaser Common Shares for the 20 consecutive trading days ending on the fifth trading day prior to the Closing Date (the "Closing Date Market Price") is less than $25.00, then an additional cash payment equal to the product of the Exchange Ratio multiplied by the lesser of (i) $25.00 minus the Closing Date Market Price or (ii) $6.00 (the "Merger Consideration").

     (b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all shares of Common Stock shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of shares of Common Stock (other than Merger Sub, Purchaser and the

Company) shall thereafter cease to have any rights with respect to such shares of Common Stock, except the right to receive, without interest, the Merger Consideration in accordance with Section 5.3 upon the surrender of a certificate or certificates (a "Certificate") representing such shares of Common Stock.

     (c) Each share of Common Stock issued and held in the Company's treasury at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be cancelled and retired without payment of any consideration therefor.

     (d) The Company shall use reasonable efforts to ensure that all outstanding stock options (individually, an "Option" and, collectively, the "Options"), performance share awards (individually, a "Performance Share" and, collectively, the "Performance Shares") and phantom restricted stock awards (individually, a "Phantom Restricted Stock Award" and, collectively, the "Phantom Restricted Stock Awards") heretofore granted under any plan, program or arrangement of the Company (collectively, the "Incentive Equity Plans") that are outstanding immediately prior to the Effective Time shall be acquired by the Company at the Effective Time for cash payments by the Company as follows:

          (i) With respect to Options, an amount equal to (A) the excess, if any, of (1) (I) for all option holders who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act, the cash value of 33% of the per share Merger Consideration payable with respect to the Common Stock plus $10.72, and (II) for all option holders who are officers or directors of the Company for purposes of Section 16 of the Exchange Act, the greater of (x) the cash value of 33% of the per share Merger Consideration payable with respect to the Common Stock plus $10.72 or (y) the highest closing price of the Common Stock on the New York Stock Exchange during the 180-day period preceding the date on which the purchases of shares of Common Stock pursuant to the Offer is consummated over (2) the exercise price per share of Common Stock subject to the Option, multiplied by (B) the number of shares of Common Stock for which the Option shall not have theretofore been exercised;

          (ii) With respect to Performance Shares, an amount equal to the product of (A) (1) the number of Performance Shares covered by the award multiplied by (2) a fraction, the numerator of which is the number of days that shall have then elapsed in the applicable three-year performance cycle and the denominator of which is 1,095, and (B) the "Payment Value" (as defined in the Company's 1994 LongTerm Incentive Plan or Executive Equity Incentive Plan, as the case may be) specified in the agreement evidencing the subject Performance Share award; and

          (iii) With respect to Phantom Restricted Stock Awards, an amount equal to (A) (I) the number of Phantom Restricted Stock Awards covered by the award multiplied by (II) the cash value of 33% of the per share Merger Consideration payable with respect to the Common Stock plus $10.72 plus (B) the cash value of dividend equivalents credited to the Phantom Restricted Stock Awards covered by the award.

Either prior to or as soon as practicable following the consummation of the Offer, the Board of Directors (or, if appropriate, the Compensation Committee of the Board of Directors) shall adopt such resolutions or take other such actions as are required to cause any Options that are not exercisable as of the date hereof to become exercisable, to cause any Performance Share awards (prorated in accordance with clause (ii)(A) of this Section 5.2(d)) that are not payable as of the date hereof to become payable, and to cause any Phantom Restricted Stock Awards (and dividend equivalents credited to the shares of phantom restricted stock covered thereby) that are not payable, as of the date hereof to become payable at the Effective Time. All amounts payable pursuant to this Section 5.2(d) shall be subject to any required withholding of taxes and shall be paid without interest.

     5.3. EXCHANGE OF CERTIFICATES REPRESENTING COMMON STOCK.

     (a) Prior to the Effective Time, Purchaser shall appoint a commercial bank or trust company having net capital of not less than $200 million, or such other party reasonably satisfactory to the Company, to act as paying agent hereunder for payment or exchange of the Merger Consideration upon surrender of Certificates (the "Paying Agent"). Purchaser shall cause the Surviving Corporation to provide the Paying Agent with cash in amounts necessary to pay for and certificates necessary for the exchange of Purchaser Common Shares for all the shares of Common Stock pursuant to Section 5.2(a) and, in connection with the Options, Performance Shares and Phantom Restricted Stock Awards pursuant to Section 5.2(d), as and when such amounts are needed by the Paying Agent. Such amounts and certificates shall hereinafter be referred to as the "Exchange Fund."

     (b) Promptly after the Effective Time, Purchaser shall cause the Paying Agent to mail to each holder of record of shares of Common Stock (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to such Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and which letter shall be in such form and have such other provisions as Purchaser may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall promptly receive in exchange therefor the Merger Consideration payable with respect to the shares of Common Stock represented by such Certificate pursuant to this Agreement plus any cash payment owed with respect to fractional shares of Purchaser Common Shares and the shares represented by the Certificate so surrendered shall forthwith be cancelled. Notwithstanding the foregoing, no certificates or scrip representing fractional Purchaser Common Shares will be issued upon the surrender for exchange of Certificates, and each holder of a fractional Purchaser Common Share shall be paid, upon surrender of such Certificate, an amount in cash equal to the product obtained by multiplying (i) such fractional interest to which such holder (after taking into account all fractional Purchaser Common Shares then held by such holder) would otherwise be entitled by (ii) the Closing Date Market Price. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional Purchaser Common Shares, the Paying Agent shall so notify the Surviving Corporation, and the Surviving Corporation shall cause the Paying Agent to forward payment to such holders of fractional Purchaser Common Shares. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment may be made with respect to such Common Stock to such a transferee if the Certificate representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

     (c) At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article 5.

     (d) Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of all such funds) that remains unclaimed by the former shareholders of the Company one year after the Effective Time shall be delivered to the Surviving Corporation. Any former shareholders of the Company who have not theretofore complied with this
Article 5 shall thereafter look only to the Surviving Corporation for payment of any Merger Consideration that may be payable in respect of each share of Common Stock such shareholder holds as determined pursuant to this Agreement, without any interest thereon.

     (e) None of Purchaser, the Company, the Surviving Corporation, the Paying Agent or any other person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     (f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

     (g) Except as otherwise provided herein, Purchaser shall pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of the Merger Consideration for Certificates.

     5.4. ADJUSTMENT OF MERGER CONSIDERATION. If, subsequent to the date of this Agreement but prior to the Effective Time, the outstanding shares of Common Stock or Purchaser Common Shares shall have been changed into a different number of shares or a different class as a result of a stock split, reverse stock split, stock dividend, distribution (other than normal cash dividends as provided in this Agreement), subdivision, reclassification, split, combination, exchange, recapitalization or other similar transaction, the Merger Consideration shall be appropriately adjusted.

     5.5. DISSENTING COMPANY SHAREHOLDERS. Notwithstanding any provision of this Agreement to the contrary, if required by the DGCL but only to the extent required thereby, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders of such shares of Common Stock who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the "Dissenting Common Stock") will not be exchangeable for the right to receive the Merger Consideration, and holders of such shares of Dissenting Common Stock will be entitled to receive payment of the appraised value of such shares of Common Stock in accordance with the provisions of such Section 262 unless and until such holders fail to perfect or effectively withdraw or lose their rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such shares of Common Stock will thereupon be treated as if they had been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. The Company will give Purchaser notice of any demands received by the Company for appraisals of shares of Common Stock. The Company shall not, except with the prior written consent of Purchaser, make any payment with respect to any demands for appraisal or settle any such demands.

                                   ARTICLE 6

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth in the corresponding sections of the disclosure letter, dated the date hereof, delivered by the Company to Purchaser (the "Disclosure Letter"), the Company hereby represents and warrants to Purchaser and Merger Sub as follows:

     6.1. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of the Company and its Subsidiaries is (i) a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and (ii) is duly licensed or qualified to do business as a foreign corporation and is in good standing under the laws of any other state of the United States or the laws of any foreign jurisdiction, if applicable, in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or to be in good standing would not have a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or on the ability of the Company to consummate the transactions contemplated by this Agreement (a "Material Adverse Effect"). Each of the Company and its Subsidiaries has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted except where the failure to have such power and authority would not have a Material Adverse Effect. The Company has heretofore made available to Purchaser true and correct copies of the Certificate of Incorporation and Bylaws of the Company and each of its Subsidiaries as currently in effect.

     6.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. The Company has the requisite corporate power and authority to execute and deliver this Agreement and all agreements and documents contemplated hereby or executed in connection herewith (the "Ancillary Documents") and subject, if required with respect to the consummation of the Merger, to the approval of holders of the Common Stock, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby (other than the approval of this Agreement and the Merger by the holders of the Common Stock). This Agreement has been, and any Ancillary Document at the time of execution will have been, duly and validly executed and delivered by the Company, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of Purchaser and Merger Sub) constitutes and will constitute the valid and binding obligations of the Company, and the Agreement is enforceable in accordance with its terms (subject to the approval of this Agreement and the Merger by the holders of the Common Stock).

     6.3. COMPLIANCE WITH LAWS. Except as set forth in the Disclosure Letter, neither the Company nor any of its Subsidiaries is in violation of, and the consummation of the transactions contemplated by this Agreement will not result in any violation of, any foreign, federal, state or local law, statute, ordinance, rule, regulation, order, judgment, ruling or decree ("Laws") of any foreign, federal, state or local judicial, legislative, executive, administrative or regulatory body or authority or any court, arbitration, board or tribunal ("Governmental Entity") applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except for violations which would not have a Material Adverse Effect, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all licenses, permits and other governmental authorizations required under applicable Laws and compliance with the terms and conditions thereof (collectively, "Permits"), except where the failure of the Company or its Subsidiaries to possess such licenses, permits and authorizations, or comply with the terms and conditions thereof, would not, individually or in the aggregate, have a Material Adverse Effect. The completion of the transactions contemplated by this Agreement will not result in the lapse or termination of any Permits, other than such lapse or termination which would not have a Material Adverse Effect.

     6.4. CAPITALIZATION. The authorized capital stock of the Company consists of 90,000,000 shares of Common Stock and 3,000,000 shares of preferred stock, $10.00 par value ("Preferred Stock"). As of June 30, 1997, (a) 20,205,515 shares of Common Stock were issued and outstanding, (b) Options to purchase an aggregate of 1,426,725 shares of Common Stock were outstanding, (c) 129,716 shares of Common Stock were held by the Company in its treasury, and (d) no shares of capital stock of the Company were held by the Company's Subsidiaries. The Company has no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of the Company on any matter. Since June 30, 1997, the Company (i) has not issued any shares of Common Stock, other than upon the exercise of Options, or Preferred Stock, (ii) has granted no Options to purchase shares of Common Stock under the Incentive Equity Plans and (iii) has not split, combined, converted or reclassified any of its shares of capital stock. All issued and outstanding shares of Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in this Section
6.4 or in the Disclosure Letter, there are no other shares of capital stock or voting securities of the Company, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or equity interests in, the Company or any of its Subsidiaries. Except as provided under the Incentive Equity Plans, there are no equity equivalents, interests in the ownership or earnings of the Company or its Subsidiaries, or similar rights authorized, issued or outstanding similar to those under Incentive Equity Plans. Except as set forth in the Disclosure Letter, there are no outstanding obligations of the Company or any Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company and there are no performance awards outstanding under the Incentive Equity Plan or any other outstanding stock-related awards. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries or, to the knowledge of the Company, any of the Company's directors or executive officers is a party with respect to the voting of capital stock of the Company or any of its Subsidiaries.

     6.5. SUBSIDIARIES. Except as set forth in the Disclosure Letter, (i) the Company owns, directly or indirectly through a Subsidiary, all the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries (except for director qualifying and similar shares), and (ii) each of the outstanding shares of capital stock (or other ownership interests having by their terms ordinary voting power to elect directors or others performing similar functions with respect to such Subsidiary) of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable, and (except for director qualifying and similar shares) is owned, directly or indirectly, by the Company free and clear of all liens, pledges, security interests, claims or other encumbrances ("Encumbrances").

     6.6. NO VIOLATION. Except as set forth in the Disclosure Letter, neither the execution and delivery by the Company of this Agreement or any of the Ancillary Documents nor the consummation by the Company of the transactions contemplated hereby or thereby will: (i) violate, conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of the Company or comparable governing instruments of any of its Subsidiaries; (ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment, penalty or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties of the Company or its Subsidiaries under, or result in there being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or other obligation for borrowed money to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their respective properties is bound (each, a "Contract" and, collectively, "Contracts"), except for any such breach, default or right with respect to which requisite waivers or consents have been, or prior to the Effective Time will be, obtained or any of the foregoing matters which would not have a Material Adverse Effect; (iii) require any consent, approval or authorization of, license, permit or waiver by, or declaration, filing or registration (collectively, "Consents") with, any Governmental Entity, including any such Consent under the Laws of any foreign jurisdiction, other than (x) the filings provided for in Section 2.3 and the filings required under the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), and (y) the filing required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), the filing required under the Exon-Florio Amendment to the Defense Production Act of 1950 ("Exon-Florio Amendment"), and any Consents required or permitted to be obtained pursuant to the Laws of any foreign jurisdiction relating to antitrust matters or competition ("Foreign Antitrust Laws") (collectively, "Other Antitrust Filings and Consents," and, together with the other filings described in clauses
(x) and (y) above, "Regulatory Filings"), except for those Consents the failure of which to obtain or make would not, individually or in the aggregate, have a Material Adverse Effect; or (iv) violate any Laws applicable to the Company or any of its Subsidiaries, except for violations which would not, individually or in the aggregate, have a Material Adverse Effect.

     6.7. COMPANY REPORTS; OFFER DOCUMENTS.

     (a) The Company has delivered or otherwise made available to Purchaser each registration statement, report, proxy statement or information statement (as defined under the Exchange Act) filed by it since September 30, 1994, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Company Reports"). As of their respective dates, the Company Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, taken as a whole and in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of the Company included in or incorporated by reference into the Company Reports (including the related notes and schedules) is true and complete in all material respects and fairly presents the consolidated financial position of the Company and its Subsidiaries as of its respective date, and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company Reports (including any related notes and schedules) is true and complete in all material respects and fairly presents the results of operations, retained earnings or cash flows, as the case may be, of the Company and its Subsidiaries for the periods set forth therein in accordance with United States generally accepted accounting principles, consistently applied during the periods involved, except as may be noted therein. Except as disclosed in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, or the Company's audited financial statements included in the Company's

Annual Report on Form 10-K for the year ended September 30, 1996 neither the Company nor its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Company or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities and obligations arising in the ordinary course of business since March 31, 1997 and except for liabilities or obligations that would not constitute a Material Adverse Effect. The Company has heretofore made available or promptly will make available to Purchaser a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously have been filed by the Company with the SEC as exhibits to the Company Reports.

     (b) None of the Schedule 14D-9, any information statement filed by the Company in connection with the Offer (the "Information Statement"), any schedule required to be filed by the Company with the SEC and any amendment or supplement thereto, at the respective times such documents are filed with the SEC or first published, sent or given to the Company's shareholders, will contain any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading except that no representation is made by the Company with respect to information supplied by Purchaser or Merger Sub for inclusion in the Schedule 14D-9 or Information Statement or any amendment or supplement. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in the Offer Documents will, at the date of filing with the SEC or first publication, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, the Company shall obtain knowledge of any facts with respect to itself, any of its officers and directors or any of its Subsidiaries that would require the supplement or amendment to any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the shareholders of the Company, and in the event Purchaser shall advise the Company as to its obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents, the Company shall promptly amend or supplement such document as required and distribute the same to its shareholders.

     (c) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Purchaser in connection with the issuance of Purchaser Common Shares in the Merger (such S-4, and all amendments and supplements thereto, the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the joint proxy statement/prospectus included in the S-4 (such proxy statement, and all amendments and supplements thereto, the "Proxy Statement") will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Purchaser) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

     6.8. ABSENCE OF CERTAIN CHANGES. Except as set forth in the Company Reports or the Disclosure Letter, during the period from September 30, 1996 through the date of this Agreement, the Company and its Subsidiaries have conducted their business in the ordinary course of such business consistent with past practices, and there have not been (i) any events or states of fact which individually, or in the aggregate, would have a Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock other than the regular quarterly dividend declared and paid in the first three quarters of fiscal 1997; (iii) any repurchase, redemption or any other acquisition by the Company or its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or its Subsidiaries; (iv) any material change in accounting principles, practices or methods; (v) any entry into any employment agreement with, or any material increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable or to become payable by the Company or any of its Subsidiaries to, their respective directors, officers or employees, except for increases occurring in the ordinary course of business in accordance with their customary practices and employment agreements entered into in the ordinary course of business; (vi) any material increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan or arrangement covering any such directors, officers or employees, except increases occurring in the ordinary course of business in accordance with its customary practices; (vii) any revaluation by the Company or any of its Subsidiaries of any material amount of their assets, taken as a whole, including, without limitation, write-downs of inventory or write-offs of accounts receivable other than in the ordinary course of business consistent with past practices and (viii) any amendment or change to the Certificate of Incorporation or Bylaws or comparable governing instruments of the Company or any of its Subsidiaries.

     6.9. TAXES. Except as set forth in the Disclosure Letter, the Company and each of its Subsidiaries have timely filed all material Tax Returns required to be filed by any of them. All such Tax Returns are true, correct and complete, except for such instances, if any, which would not, individually or in the aggregate, have a Material Adverse Effect. All Taxes of the Company and its Subsidiaries which are (i) shown as due on such Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the Company Reports in accordance with generally accepted accounting principles, consistently applied. There are no proposed or, to the knowledge of the Company, threatened Tax claims or assessments which, if upheld, would, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in the Disclosure Letter, the Company and each Subsidiary have withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, shareholders or other third parties, except where the failure to withhold and pay would not, individually or in the aggregate, have a Material Adverse Effect. For purposes of this Agreement, (a) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Governmental Entity, and (b) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

     6.10. LITIGATION. As of the date of this Agreement, except as disclosed in the Disclosure Letter, there are no actions, suits, or proceedings pending against the Company or its Subsidiaries or, to the knowledge of the Company, threatened against the Company or its Subsidiaries at law or in equity, or before or by any federal or state commission, board, bureau, agency, instrumentality or any arbitrator or arbitration, tribunal, that, if decided adversely, individually or in the aggregate would have a Material Adverse Effect.

     6.11. EMPLOYEE BENEFIT PLANS.

     (a) Except as disclosed in the Disclosure Letter, the Company has complied with and performed all contractual obligations and all obligations under applicable federal, state, and local laws, rules and regulations (domestic and foreign) required to be performed by it under or with respect to any of the Company Benefit Plans (as hereinafter defined) or any related trust agreement or insurance contract, other than where the failure to so comply or perform will not have a Material Adverse Effect. All contributions and other payments required to be made by the Company to any Company Benefit Plan or Multi-Employer Plan (as hereinafter defined), prior to the date hereof have been made, other than where the failure to so contribute or make payments will not have a Material Adverse Effect. Except as disclosed in the Disclosure Letter, there is no claim, dispute, grievance, charge, complaint, restraining or injunctive order, litigation, or proceeding pending, or, to the Company's knowledge, threatened (other than routine claims for benefits) against or relating to any

Company Benefit Plan or against the assets of any Company Benefit Plan, which will have, individually or in the aggregate, a Material Adverse Effect.

     (b) Neither the Company nor its Subsidiaries has incurred, nor has any event occurred which has imposed or is reasonably likely to impose, upon the Company any withdrawal liability (partial or complete) in respect of any multi-employer plan (within the meaning of Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ("Multi-Employer Plan"), which withdrawal liability has not been satisfied or discharged in full or which, either individually or in the aggregate, will cause a Material Adverse Effect.

     (c) (i) "Plan" means any bonus, incentive compensation, deferred compensation, pension, profit sharing, retirement, stock purchase, stock option, stock ownership, stock appreciation rights, phantom stock, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life insurance, severance, separation or other employee benefit plan, practice, policy or arrangement of any kind, including, but not limited to, any "employee benefit plan" within the meaning of Section 3(3) of ERISA and (ii) "Company Benefit Plan" means any employee pension benefit plan and any Plan, other than a Multi-Employer Plan, established by the Company or to which the Company contributes or has contributed (including any such Plans not now maintained by the Company or to which the Company does not now contribute, but with respect to which the Company has or may have any liability).

     6.12. EMPLOYMENT RELATIONS AND AGREEMENTS. (a) Except as disclosed in the Disclosure Letter or as would not constitute a Material Adverse Effect, as of the date of this Agreement, (i) no unfair labor practice complaint against the Company or any of its Subsidiaries is pending before the National Labor Relations Board; (ii) there is no, and has not been during the last three years, any labor strike, slowdown or stoppage actually pending which may interfere with the business activities of the Company or its Subsidiaries; (iii) no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefore has been asserted; and (iv) no collective bargaining agreement is currently being negotiated by the Company or any of its Subsidiaries.

     (b) Except as disclosed in the Disclosure Letter, to the knowledge of the Company, neither the Company nor its Subsidiaries has any employment agreement with any other person that could have a Material Adverse Effect.

     (c) There are no work stoppages or any actual or, to the Company's knowledge, threatened termination or modification of the business relationships of the Company or any of its Subsidiaries with any of their customers or suppliers, that would have a Material Adverse Effect, except to the extent commencing after the public announcement of, and arising out of or relating to, the transactions contemplated hereby.

     6.13. CONTRACTS. Except as set forth in the Company Reports or disclosed in the Disclosure Letter, neither the Company nor its Subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), or (ii) any non-competition agreement or other agreement which purports to limit in any material respect the manner in which, or the location in which, all or any material portion of the business of the Company and its Subsidiaries is conducted (all contracts of the type described in clauses (i) and (ii) being referred to herein as "Material Contracts"). Each Material Contract is valid and binding on the Company (or, to the extent a Subsidiary of the Company is a party, such Subsidiary) and is in full force and effect, and the Company and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Material Contract, except where noncompliance, individually or in the aggregate, would not have a Material Adverse Effect. The Company does not know of, and has not received notice of, any violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Material Contract, which default would have a Material Adverse Effect.

     6.14. ENVIRONMENTAL LAWS AND REGULATIONS. (a) As of the date of this Agreement, except as disclosed in the Company Reports or the Disclosure Letter,
(i) neither the Company nor any of its Subsidiaries has received written notice of, or, to the knowledge of the Company, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Law relating to pollution or protection of human health or the environment (including without limitation ambient air, surface water, ground water, land surface or surface strata) (an "Environmental Claim") that individually or in the aggregate would have a Material Adverse Effect; and (ii) to the knowledge of the Company, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) As of the date of this Agreement, except as disclosed in the Company Reports or the Disclosure Letter, there are no Environmental Claims which individually or in the aggregate would have a Material Adverse Effect that are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

     (c) As of the date of this Agreement, except as disclosed in the Company Reports or the Disclosure Letter, there has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any kind by the Company or its Subsidiaries on, beneath or above the real property owned by the Company or any of its Subsidiaries, or the real property leased, used, or in which any other interest is maintained by the Company and its Subsidiaries at the Effective Time or, to the knowledge of the Company, previously owned by, used by or leased to the Company or any Subsidiary (collectively, the "Property") or into the environment surrounding the Property of any pollutants, contaminants, hazardous substances, hazardous chemicals, toxic substances, hazardous wastes, infectious wastes, radioactive materials, petroleum (including crude oil or any fraction thereof), asbestos fibers or solid wastes (collectively, "Hazardous Materials"), including but not limited to those defined in any Law and all regulations promulgated under each and all amendments thereof, or any other federal, state or local environmental law, ordinance, regulations, rule or order, except such of the foregoing occurrences as do not have a Material Adverse Effect.

     6.15. BROKERS. The Company has not entered into any contract, arrangement or understanding with any person or firm which may result in the obligation of Purchaser or the Company to pay any finder's fees, brokerage or agent's commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that the Company has retained the Financial Advisor and Merrill Lynch Pierce Fenner & Smith Incorporated, the arrangements with which have been disclosed in writing to Purchaser prior to the date hereof.

     6.16. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of the Financial Advisor, to the effect that, as of the date hereof, the Merger Consideration to be received by the holders of Common Stock pursuant to the Offer and the Merger is fair to such shareholders from a financial point of view.

     6.17. NO RESTRICTIONS ON THE OFFER OR THE MERGER. No provision of the Certificate of Incorporation, Bylaws or other governing instruments of the Company or any of its Subsidiaries (i) imposes restrictions materially adversely affecting (or materially delaying) the consummation of the Offer or the Merger or (ii) would, as a result of the Offer, the Merger, the transactions contemplated hereby or the acquisitions of securities of the Company or the Surviving Corporation by Purchaser or Merger Sub (A) restrict or impair the ability of Purchaser to vote, or otherwise to exercise the rights of a shareholder with respect to, securities of the Company or the Surviving Corporation and their Subsidiaries that may be acquired or controlled by Purchaser or (B) entitle any person, entity, or group to acquire securities of the Company or the Surviving Corporation on a basis not available to Purchaser. Except as set forth in the Disclosure Letter, the Company is not a party to any plan or agreement pursuant to which payments are required or acceleration of benefits are required to be paid to any employee or former employee of the Company upon a "change in control" of the Company as a result of the consummation of the transactions contemplated hereby. The approval and adoption of the Merger requires the affirmative vote of two-thirds of the outstanding shares of Common Stock.

     6.18. INTELLECTUAL PROPERTY. Each of the Company and its Subsidiaries is the owner of, or a licensee under a valid license for, all items of intellectual property that are material to its business. Except as disclosed in the Disclosure Letter or as would not result in a Material Adverse Effect, there are no claims pending or, to the knowledge of the Company or any of its Subsidiaries, threatened challenging that the Company or any of its Subsidiaries is in violation of the intellectual property rights of any third party nor, to the Company's knowledge, are there any infringements by others of any of the rights owned by or licensed to the Company or any of its Subsidiaries.

                                   ARTICLE 7

           REPRESENTATIONS AND WARRANTIES OF PURCHASER AND MERGER SUB

     Except as set forth in the corresponding sections of the disclosure letter, dated the date hereof, delivered by Purchaser to the Company (the "Purchaser Disclosure Letter"), Purchaser and Merger Sub hereby represent and warrant to the Company as follows:

     7.1. EXISTENCE; GOOD STANDING; CORPORATE AUTHORITY. Each of Purchaser and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, except where the failure to have such power and authority would not have a materially adverse effect on the business, results of operations or financial condition of Purchaser or on the ability of Purchaser or Merger Sub to consummate the transactions contemplated by this Agreement (a "Purchaser Material Adverse Effect").

     7.2. AUTHORIZATION, VALIDITY AND EFFECT OF AGREEMENTS. Each of Purchaser and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Documents and the consummation by Purchaser and Merger Sub of the transactions contemplated hereby and thereby have been duly and validly authorized by the respective Boards of Directors of Purchaser and Merger Sub and by Purchaser as the sole shareholder of Merger Sub and no other corporate proceedings on the part of Purchaser or Merger Sub are necessary to authorize this Agreement and the Ancillary Documents or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and any Ancillary Documents at the time of execution will have been, duly and validly executed and delivered by Purchaser and Merger Sub, and (assuming this Agreement and such Ancillary Documents each constitutes a valid and binding obligation of the Company) constitutes and will constitute the valid and binding obligations of each of Purchaser and Merger Sub, and the Agreement is enforceable in accordance with its terms.

     7.3. OFFER DOCUMENTS.

     (a) None of the Offer Documents, any schedule required to be filed by Purchaser or Merger Sub with the SEC or any amendment or supplement thereto will contain, at the respective times such documents are filed with the SEC or first published, sent or given to the Company's shareholders, any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation is made by Purchaser or Merger Sub with respect to information supplied by the Company specifically for inclusion in the Offer Documents or the Information Statement, any schedule required to be filed with the SEC or any amendment or supplement. None of the information supplied or to be supplied by Purchaser or Merger Sub for inclusion or incorporation by reference in the
Schedule 14D-9 will, at the date of filing with the SEC or first publication, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time either Purchaser or Merger Sub shall obtain knowledge of any facts with respect to itself, any of its officers and directors or any of its Subsidiaries that would require the supplement or amendment to any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable Laws, such amendment or supplement shall be promptly filed with the SEC and, as required by Law, disseminated to the shareholders of the Company, and in the event the Company shall advise Purchaser or Merger Sub as to its obtaining knowledge of any facts that would make it necessary to supplement or amend any of the foregoing documents, Purchaser or Merger Sub shall promptly amend or supplement such document as required and distribute the same to the shareholders of the Company.

     (b) None of the information supplied or to be supplied by Purchaser for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date of mailing to shareholders and at the times of the meetings of shareholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement (except for such portions thereof that relate only to the Company) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC thereunder, and the S-4 (except for such portions thereof that relate only to the Company) will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations of the SEC thereunder.

     7.4. NO VIOLATION. Neither the execution and delivery of this Agreement or any of the Ancillary Documents by Purchaser and Merger Sub nor the consummation by them of the transactions contemplated hereby or thereby will (i) violate, conflict with or result in any breach of any provision of the respective Certificates of Incorporation or Bylaws of Purchaser or any of its Subsidiaries;
(ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations pursuant to, result in the creation of any Encumbrance upon any of the properties of Purchaser or Merger Sub under, or result in there being declared void, voidable, or without further binding effect, any Contract to which Purchaser or Merger Sub is a party, or by which Purchaser or Merger Sub or any of their respective properties is bound, except for any such breach, default or right with respect to which requisite waivers or consents have been, or prior to the Effective Time will be, obtained or any of the foregoing matters which would not have a Purchaser Material Adverse Effect; (iii) other than the Regulatory Filings, require any Consent of any Governmental Entity, the lack of which would have a Purchaser Material Adverse Effect; or (iv) violate any Laws applicable to Purchaser or the Merger Sub or any of their respective assets, except for violations which would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

     7.5. FINANCING. On the date hereof, Purchaser has access to funds sufficient to consummate the Offer and the Merger on the terms contemplated hereby. The source and any commitments related thereto are set forth in the Purchaser Disclosure Letter. At the consummation of the Offer and at the Effective Time, Purchaser will have, and will cause Merger Sub to have, funds available to it sufficient to consummate the Offer and the Merger on the terms contemplated hereby.

     7.6. MERGER SUB. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby. Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated hereby, Merger Sub has not incurred any obligations or liabilities or engaged in any business or activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

     7.7. COMPLIANCE WITH LAWS. Except as set forth in the Purchaser Disclosure Letter, Purchaser is not in violation of, and the consummation of the transactions contemplated by this Agreement will not result in any violation of, any Laws of any Governmental Entity applicable to Purchaser or any of its Subsidiaries or any of their respective properties or assets, except for violations which would not have a Purchaser Material Adverse Effect, which compliance includes, but is not limited to, the possession by the Purchaser and its Subsidiaries of all Permits and compliance with the terms and conditions thereof, except where the failure of Purchaser or its Subsidiaries to possess such licenses, permits and authorizations, or comply with the terms and conditions thereof, would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. The completion of the transactions contemplated by this Agreement will not result in the lapse or termination of any Permits, other than such lapse or termination which would not have a Purchaser Material Adverse Effect.

     7.8. CAPITALIZATION. The authorized capital stock of Purchaser consists of 40,000,000 shares of Purchaser Common Stock and 10,000,000 shares of preferred stock, $0.01 par value ("Purchaser Preferred Stock"). As of May 1, 1997, (a) 24,698,816 shares of Purchaser Common Stock were issued and outstanding, (b) options to purchase an aggregate of 907,500 shares of Purchaser Common Stock were outstanding, (c) no shares of Purchaser Common Stock were held by Purchaser in its treasury, (d) no shares of capital stock of Purchaser were held by Purchaser's Subsidiaries and (e) no shares of Purchaser Preferred Stock are outstanding. Purchaser has no outstanding bonds, debentures, notes or other obligations entitling the holders thereof to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Purchaser on any matter. Since May 1, 1997, Purchaser (i) has not issued any shares of Purchaser Common Stock, other than upon the exercise of options, or Purchaser Preferred Stock, and (ii) has not split, combined, converted or reclassified any of its shares of capital stock. All issued and outstanding shares of Purchaser Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. Except as set forth in this
Section 7.8 or in the Purchaser Disclosure Letter, there are no other shares of capital stock or voting securities of Purchaser, and no existing options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Purchaser or any of its Subsidiaries to issue, transfer or sell any shares of capital stock of, or equity interests in, Purchaser or any of its Subsidiaries. Except for the options to acquire Purchaser Common Stock described in this Section 7.8, there are no equity equivalents, interests in the ownership or earnings of the Purchaser or its Subsidiaries, or similar rights authorized, issued or outstanding similar to those granted by the Company under Incentive Equity Plans. Except as set forth in the Disclosure Letter, there are no outstanding obligations of Purchaser or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Purchaser and there are no outstanding stock-related awards. Except as set forth in the Purchaser Disclosure Letter, there are no voting trusts or other agreements or understandings to which Purchaser or any of its Subsidiaries or, to the knowledge of Purchaser, any of Purchaser's directors or executive officers is a party with respect to the voting of capital stock of Purchaser or any of its Subsidiaries.

     7.9. PURCHASER REPORTS. Purchaser has delivered or otherwise made available to the Company each registration statement, report, proxy statement or information statement (as defined under the Exchange Act) filed by it since January 1, 1994, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the "Purchaser Reports"). As of their respective dates, the Purchaser Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act, and the rules and regulations thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, taken as a whole and in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Purchaser included in or incorporated by reference into the Purchaser Reports (including the related notes and schedules) is true and complete in all material respects and fairly presents the consolidated financial position of Purchaser and its Subsidiaries as of its respective date, and each of the consolidated statements of income, retained earnings and cash flows of Purchaser included in or incorporated by reference into the Purchaser Reports (including any related notes and schedules) is true and complete in all material respects and fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Purchaser and its Subsidiaries for the periods set forth therein in accordance with United States generally accepted accounting principles, consistently applied during the periods involved, except as may be noted therein. Except as disclosed in the Purchaser's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997 and Purchaser's audited financial statements included in its Annual Report on Form 10-K for the year ended December 31, 1996, neither Purchaser nor its Subsidiaries has any material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Purchaser or in the notes thereto, prepared in accordance with generally accepted accounting principles consistently applied, except liabilities and obligations arising in the ordinary course of business since March 31, 1997 and except for liabilities or obligations that would not constitute a Material Adverse Effect. Purchaser has heretofore made available or promptly will make available to the Company a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC, to agreements, documents or other instruments which previously have been filed by Purchaser with the SEC as exhibits to the Purchaser Reports.

     7.10. ABSENCE OF CERTAIN CHANGES. Except as set forth in the Purchaser Reports or the Purchaser Disclosure Letter, during the period from December 31, 1996 through the date of this Agreement, Purchaser and its Subsidiaries have conducted their business in the ordinary course of such business consistent with past practices, and there have not been (i) any events or states of fact which individually, or in the aggregate, would have a Purchaser Material Adverse Effect; (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to its capital stock; (iii) any repurchase, redemption or any other acquisition by Purchaser or its Subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, Purchaser or its Subsidiaries; (iv) any material change in accounting principles, practices or methods; (v) any entry into any employment agreement with, or any material increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of compensation payable or to become payable by Purchaser or any of its Subsidiaries to, their respective directors, officers or employees, except for increases occurring in the ordinary course of business in accordance with their customary practices and employment agreements entered into in the ordinary course of business; (vi) any material increase in the rate or terms (including, without limitation, any acceleration of the right to receive payment) of any bonus, insurance, pension or other employee benefit plan or arrangement covering any such directors, officers or employees, except increases occurring in the ordinary course of business in accordance with its customary practices; (vii) any revaluation by Purchaser or any of its Subsidiaries of any material amount of their assets, taken as a whole, including, without limitation, write-downs of inventory or write-offs of accounts receivable other than in the ordinary course of business consistent with past practices and (viii) any amendment or change to the Certificate of Incorporation or Bylaws or comparable governing instruments of Purchaser or any of its Subsidiaries.

     7.11. TAXES. Except as set forth in the Purchaser Disclosure Letter, Purchaser and each of its Subsidiaries have timely filed all material Tax Returns required to be filed by any of them. All such Tax Returns are true, correct and complete, except for such instances, if any, which would not, individually or in the aggregate, have a Purchaser Material Adverse Effect. All Taxes of Purchaser and its Subsidiaries which are (i) shown as due on such Returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements included in the Purchaser Reports in accordance with generally accepted accounting principles, consistently applied. There are no proposed or to the knowledge, of Purchaser, threatened Tax claims or assessments which, if upheld, would, individually or in the aggregate, have a Purchaser Material Adverse Effect. Except as set forth in the Purchaser Disclosure Letter, Purchaser and each Subsidiary have withheld and paid over to the relevant taxing authority all Taxes required to have been withheld and paid in connection with payments to employees, independent contractors, creditors, shareholders or other third parties, except where the failure to withhold and pay would not, individually or in the aggregate, have a Purchaser Material Adverse Effect.

     7.12. LITIGATION. Except as disclosed in the Purchaser Disclosure Letter, there are no actions, suits, or proceedings pending against Purchaser or its Subsidiaries or, to the knowledge of the Purchaser, threatened against the Purchaser or its Subsidiaries at law or in equity, or before or by any federal or state commission, board, bureau, agency, instrumentality or any arbitrator or arbitration, tribunal, that, if decided adversely, individually or in the aggregate, would have a Purchaser Material Adverse Effect, or is reasonably expected to prevent or materially delay the consummation of the transactions contemplated hereby.

     7.13. EMPLOYEE BENEFIT PLANS.

     (a) Except as disclosed in the Purchaser Disclosure Letter, Purchaser has complied with and performed all contractual obligations and all obligations under applicable federal, state, and local laws, rules and regulations (domestic and foreign) required to be performed by it under or with respect to any of the Purchaser Benefit Plans (as defined below) or any related trust agreement or insurance contract, other than where the failure to so comply or perform will not have a Purchaser Material Adverse Effect. All contributions and other payments required to be made by Purchaser to any Purchaser Benefit Plan or Multi-Employer Plan, prior to the date hereof have been made, other than where the failure to so contribute or make payments will not have a Purchaser Material Adverse Effect. Except as disclosed in the Purchaser Disclosure Letter, there is no claim, dispute, grievance, charge, complaint, restraining or injunctive order, litigation, or proceeding pending, or, to Purchaser's knowledge, threatened (other than routine claims for benefits) against or relating to any Purchaser Benefit Plan or against the assets of any Purchaser Benefit Plan, which will have, individually or in the aggregate, a Purchaser Material Adverse Effect.

     (b) Neither Purchaser nor its Subsidiaries has incurred, nor has any event occurred which has imposed or is reasonably likely to impose upon Purchaser, any withdrawal liability (partial or complete) in respect of any Multi-Employer Plan, which withdrawal liability has not been satisfied or discharged in full or which, either individually or in the aggregate, will cause a Purchaser Material Adverse Effect.

     (c) "Purchaser Benefit Plan" means any employee pension benefit plan and any Plan, other than a Multi-Employer Plan, established by Purchaser or to which Purchaser contributes or has contributed (including any such Plans not now maintained by Purchaser or to which the Purchaser does not now contribute, but with respect to which Purchaser has or may have any liability).

     7.14. CONTRACTS. Except as set forth in the Purchaser Reports or disclosed in the Purchaser Disclosure Letter, neither Purchaser nor its Subsidiaries is a party to or bound by any Material Contract. Each Material Contract is valid and binding on Purchaser (or, to the extent a Purchaser Subsidiary is a party, such Subsidiary) and is in full force and effect, and Purchaser and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Material Contract, except where noncompliance, individually or in the aggregate, would not have a Purchaser Material Adverse Effect. Purchaser does not know of, and has not received notice of, any violation or default under (nor, to the knowledge of Purchaser, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Material Contract, which default would have a Purchaser Material Adverse Effect.

     7.15. ENVIRONMENTAL LAWS AND REGULATIONS. (a) Except as disclosed in the Purchaser Reports or the Disclosure Letter, (i) neither Purchaser nor any of its Subsidiaries has received written notice of, or, to the knowledge of Purchaser, is the subject of, any Environmental Claim that individually or in the aggregate would have a Purchaser Material Adverse Effect; and (ii) to the knowledge of Purchaser, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as disclosed in the Purchaser Reports or the Purchaser Disclosure Letter, there are no Environmental Claims which individually or in the aggregate would have a Purchaser Material Adverse Effect that are pending or, or the knowledge of Purchaser, threatened against Purchaser or any of its Subsidiaries or, to the knowledge of Purchaser, against any person or entity whose liability for any Environmental Claim Purchaser or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law.

     (c) Except as disclosed in the Purchaser Reports or the Purchaser Disclosure Letter, there has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any kind by Purchaser or its Subsidiaries on, beneath or above the real property owned by Purchaser or any of its Subsidiaries, or the real property leased, used, or in which any other interest is maintained by Purchaser and its Subsidiaries at the Effective Time or, to the knowledge of Purchaser, previously owned by, used by or leased to Purchaser or any Subsidiary (collectively, the "Purchaser Property") or into the environment surrounding the Purchaser Property of any Hazardous Materials, including but not limited to those defined in any Law and all regulations promulgated under each and all amendments thereof, or any other federal, state or local environmental law, ordinance, regulations, rule or order, except such of the foregoing occurrences as do not have a Purchaser Material Adverse Effect.

                                   ARTICLE 8

                                   COVENANTS

     8.1. NO SOLICITATION. From and after the date of this Agreement and prior to the Effective Time, except as provided below, the Company agrees (a) that neither the Company nor its Subsidiaries shall, and the Company shall direct and use its best efforts to cause its officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney, or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any inquiries or the making or implementation of any proposal or offer (including without limitation, any proposal or offer to its shareholders) with respect to a merger, acquisition, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, the Company or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an "Alternative Proposal") or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement an Alternative Proposal; (b) that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing and will take the necessary steps to inform the individuals or entities referred to above of the obligations undertaken in this
Section 8.1; and (c) that it will notify Purchaser promptly if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with it, including the identity of the other party and the terms of its proposal; provided however, that nothing contained in this Section 8.1 shall prohibit the Board of Directors of the Company from (i) furnishing information to or entering into discussions or negotiations with, any person or entity that makes an unsolicited bona fide proposal in writing, to acquire the Company pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if, and only to the extent that, (A) the Board of Directors determines in good faith, and after consultation with outside counsel and the Financial Advisor, that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders imposed by law, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company provides written notice to Purchaser to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity, and (C) the Company keeps Purchaser informed of the status (not the terms) of any such discussions or negotiations; and (ii) to the extent applicable, complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Alternative Proposal. Subject to Article 10, nothing in this
Section 8.1 shall (x) permit the Company to terminate this Agreement, (y) permit the Company to enter into any agreement with respect to an Alternative Proposal during the term of this Agreement, or (z) affect any other obligation of any party under this Agreement. The Company shall enter into a confidentiality agreement with any third party permitted by this Section 8.1, on terms which shall not be more favorable to, or less restrictive on, such third party as the terms applicable to Purchaser set forth in the letter agreement dated as of April 14, 1997, between the Company and Purchaser (the "Confidentiality Agreement") relating to the confidential treatment of Confidential Information (as defined therein).

     8.2. INTERIM OPERATIONS OF THE COMPANY.

     (a) From the date of this Agreement to the Effective Time, unless Purchaser has consented in writing thereto, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its operations according to its usual, regular and ordinary course of business consistent with past practice; (ii) use its reasonable efforts to preserve intact its business organizations and goodwill, maintain in effect all existing qualifications, licenses, permits, approvals and other authorizations referred to in Section 6.3 (other than those the lapse of which would not have, individually or in the aggregate, a Material Adverse Effect), keep available the services of its officers and employees and maintain satisfactory relationships with those persons having business relationships with them; (iii) promptly upon the discovery thereof notify Purchaser of the existence of any breach of any representation or warranty of the Company contained herein (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, any breach of such representation or warranty in any material respect) or the occurrence of any event that would cause any representation or warranty of the Company contained herein no longer to be true and correct (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, to be no longer be true and correct in any material respect); and (iv) promptly deliver to Purchaser true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

     (b) From and after the date of this Agreement to the Effective Time, unless Purchaser has consented in writing thereto, the Company shall not, and shall not permit any of its Subsidiaries to, (i) amend its

Certificate of Incorporation or Bylaws or comparable governing instruments or the Rights Agreement dated as of April 24, 1996, as amended by Amendment No. 1 dated July 8, 1997, between the Company and First Chicago Trust Company of New York; (ii) authorize for issuance, issue, sell, pledge or register for issuance or sale any shares of its capital stock or other ownership interest in the Company (other than issuances of Common Stock in respect of any exercise of Options outstanding on the date hereof) or any of the Subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights (other than rights related to shares of Common Stock issued upon the exercise of Options, which entitle the holders of shares of Common Stock to purchase shares of Series A Junior Participating Preferred Stock upon the occurrence of certain events), warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities; or accelerate any right to convert or exchange or acquire any securities of the Company (other than Options pursuant to Section 5.2(d)) or any of its Subsidiaries for any such shares or ownership interest;
(iii) effect any stock split or conversion of any of its capital stock or otherwise change its capitalization as it exists on the date hereof, other than as set forth in this Agreement; (iv) except as contemplated by this Agreement, directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Company or a Subsidiary wholly-owned by the Company; (v) sell, lease, mortgage, pledge or otherwise dispose of or encumber any of its assets (including capital stock of Subsidiaries), except in the ordinary course of business consistent with past practice; (vi) acquire by merger, purchase or any other manner, any material business or entity or otherwise acquire any assets that are material to the Company and its Subsidiaries taken as a whole, except for purchases of inventory, supplies or capital equipment in the ordinary course of business consistent with past practice; (vii) incur or assume any long-term or short-term debt in excess of $10 million, except for working capital purposes in the ordinary course of business under the Company's existing credit facilities; (viii) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly owned Subsidiaries of the Company; (ix) make or forgive any loans, advances or capital contributions to, or investments in, any other Person; (x) waive or amend any term or condition of any confidentiality or "standstill" agreement to which the Company is a party; (xi) enter into any new employment, severance, consulting or salary continuation agreements with any newly hired employees other than in the ordinary course of business consistent with past practice or enter into any of the foregoing with any existing officers, directors or employees or grant any increases in compensation or benefits to employees, other than increases in the ordinary course of business consistent with past practice;
(xii) enter into, adopt, amend in any material respect or terminate any employee benefit plan or arrangement (other than the termination of the Company's non-employee director equity compensation plan and the termination of the Company's employee stock purchase plan); (xiii) enter into, amend in any material respect or terminate any employment agreement or severance agreement entered into between the Company and its executive officers or waive any material right of the Company thereunder; (xiv) make any material changes in the type or amount of their insurance coverage or permit any material insurance policy naming the Company or any Subsidiary as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business consistent with past practice; (xv) make any tax election or, except as may be required by law or generally acceptable accounting principles, change any material accounting principles or practices used by the Company or its Subsidiaries; (xvi) take, or fail to take, any action to cause the Common Stock to be delisted from the New York Stock Exchange prior to the completion of the Offer or the Merger; (xvii) settle or compromise any claims or litigation involving payments by the Company or any of its Subsidiaries of more than $250,000 in any single instance or related instances, or that otherwise are material; (xviii) enter into any intellectual property license pursuant to which the Company licenses any of its intellectual property or sublicenses any of its intellectual property; (xvix) enter into any lease or amend any lease of real property involving the payment by the Company of $250,000 or more; or (xx) agree in writing or otherwise to take any of the foregoing actions.

     8.2A. INTERIM OPERATIONS OF PURCHASER AND MERGER SUB.

     (a) From the date of this Agreement to the Effective Time, unless the Company has consented in writing thereto, each of Purchaser and Merger Sub shall, and shall cause each of its Subsidiaries to,

(i) conduct its operations according to its usual, regular and ordinary course of business consistent with past practice; (ii) use its reasonable efforts to preserve intact its business organizations, maintain in effect all existing material qualifications, licenses, permits, approvals and other authorizations (other then those the lapse of which would not have, individually or in the aggregate, a Purchaser Material Adverse Effect), keep available the services of their officers and employees and maintain satisfactory relationships with those persons having business relationships with them; (iii) promptly upon the discovery thereof notify the Company of the existence of any breach of any representation or warranty of Purchaser or Merger Sub contained herein (or, in the case of any representation or warranty that makes no reference to Purchaser Material Adverse Effect, any breach of such representation or warranty in any material respect) or the occurrence of any event that would cause any representation or warranty of Purchaser or Merger Sub contained herein no longer to be true and correct (or, in the case of any representation or warranty that makes no reference to Purchaser Material Adverse Effect, to no longer be true and correct in any material respect); and (iv) promptly deliver to the Company true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement.

     (b) From and after the date of this Agreement to the Effective Time, unless the Company has consented in writing thereto, neither Purchaser nor Merger Sub shall, and neither shall permit any of their Significant Subsidiaries to, (i) amend its Certificate of Incorporation or Bylaws or comparable governing instruments; (ii) authorize for issuance, issue, sell, pledge or register for issuance or sale any shares of its capital stock or other ownership interest in the Purchaser (other than issuances of Purchaser Common Stock in respect of any exercise of options outstanding on the date hereof, issuances necessary to complete the transactions contemplated by this Agreement and issuances disclosed in the Company Reports), the Merger Sub or any of their respective Significant Subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest, or convertible or exchangeable securities; or accelerate any right to convert or exchange or acquire any securities of Purchaser, Merger Sub or any of their respective Significant Subsidiaries for any such shares or ownership interest, except for the issuance of any financial instruments in connection with the Offer and the Merger and the financing thereof; (iii) effect any stock split or conversion of any of its capital stock or otherwise change its capitalization as it exists on the date hereof, other than as set forth in this Agreement; (iv) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Significant Subsidiaries other than as set forth in this Agreement, or declare, pay or set aside any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, other than dividends or distributions to the Purchaser or any Significant Subsidiary wholly-owned by the Purchaser;
(v) sell, lease or otherwise dispose of any of its assets (including capital stock of its Significant Subsidiaries), except in the ordinary course of business; (vi) acquire by merger, purchase or any other manner, any material business or entity or otherwise acquire any assets that are material to Purchaser, Merger Sub and their Significant Subsidiaries taken as a whole, except for purchases of inventory, supplies or capital equipment in the ordinary course of business consistent with past practice; (vii) incur or assume any long-term or short-term debt in excess of $50 million, except for working capital purposes in any amount in the ordinary course of business under Purchaser's existing credit facilities and except as may be required to consummate the Offer and the Merger; (viii) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except Subsidiaries of Purchaser, except in the ordinary course of business consistent with past practice; (ix) make or forgive any loans, advances or capital contributions to, or investments in, any other person, other than consistent with past practices, to or in any Subsidiary, and other than by Detroit Diesel Capital Corporation or Detroit Diesel Credit Corporation in the ordinary course of their respective businesses consistent with past practices; (x) waive or amend any term or condition of any confidentiality or "standstill" agreement to which Purchaser or Merger Sub is a party; (xi) adopt or amend in any material respect or terminate any employee benefit plan or arrangement; (xii) amend in any material respect or terminate any employment agreement or severance agreement entered into between Purchaser and its executive officers or waive any material right of Purchaser thereunder, except in the ordinary course of business consistent with past practice; (xiii) make any material changes in the type or amount of their insurance coverage or permit any material insurance policy naming Purchaser or any of its Subsidiaries as a beneficiary or a loss payee to be cancelled or terminated other than in the ordinary course of business; (xiv) except as may be required by law or generally acceptable accounting principles, change any material accounting principles or practices used by Purchaser or its Significant Subsidiaries; (xv) take any action to cause the Purchaser Common Shares to be delisted from the New York Stock Exchange; or (xvi) agree in writing or otherwise to take any of the foregoing actions.

     8.3. COMPANY SHAREHOLDER APPROVAL; PROXY STATEMENT.

     (a) The Company, through its Board of Directors, shall (i) call a meeting of its shareholders (the "Shareholders Meeting") for the purpose of voting upon the Merger, (ii) hold the Shareholders Meeting as soon as practicable following the purchase of shares of Common Stock pursuant to the Offer and the effectiveness of the S-4, and (iii) subject to the fiduciary duties of the Board of Directors under applicable law as advised by outside counsel of the Company, recommend to its shareholders the approval of the Merger. The Company shall use reasonable efforts to solicit from shareholders of the Company proxies in favor of the Merger and shall take all other actions reasonably requested by Purchaser to secure the vote of shareholders required by the DGCL to effect the Merger. The record date for the Shareholders Meeting shall be a date subsequent to the date Purchaser or Merger Sub becomes a record holder of Common Stock purchased pursuant to the Offer.

     (b) As soon as practicable following the date of this Agreement, Purchaser, Merger Sub and the Company shall prepare and file the Proxy Statement with the SEC, and Purchaser shall, in cooperation with the Company, prepare and file with the SEC the S-4. Each of Purchaser, Merger Sub and the Company shall use all reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and to keep the S-4 effective as long as is necessary to consummate the Merger. The Company shall mail the Proxy Statement to its shareholders as promptly as practicable after the S-4 is declared effective under the Securities Act. Purchaser shall also take any action (other than qualifying to do business in any jurisdiction in which Purchaser is not now so qualified) required to be taken under any applicable U.S. state securities laws in connection with the issuance of Purchaser Common Shares in connection with the Merger.

     (c) The Company represents and warrants that the Proxy Statement will comply as to form in all material respects with the Exchange Act and, at the respective times filed with the SEC and distributed to shareholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that the Company makes no representation or warranty as to any information included in the Proxy Statement which was provided by Purchaser or Merger Sub. Purchaser represents and warrants that none of the information supplied by Purchaser or Merger Sub for inclusion in the Proxy Statement will, at the respective times filed with the SEC and distributed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (d) Purchaser represents and warrants that the S-4 will comply as to form in all material respects with the Securities Act and, at the respective times filed with the SEC, when the same becomes effective and when the prospectus therein is distributed to shareholders of the Company, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that Purchaser makes no representation or warranty as to any information included in the Proxy Statement which was provided by the Company. The Company represents and warrants that none of the information supplied by the Company for inclusion in the S-4 will, at the respective times filed with the SEC, when the same becomes effective and when distributed to shareholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.

     (e) Purchaser shall use its best efforts to obtain the approval of the New York Stock Exchange to the listing of the Purchaser Common Shares to be issued in the Merger prior to the Effective Date and shall file all listing applications and other documents requested by the New York Stock Exchange in connection with such listing.

     (f) Subject to clause (iii) of Section 8.3(a), the Company shall use its reasonable efforts to obtain the necessary approvals by its shareholders of the Merger, this Agreement and the transactions contemplated hereby.

     (g) Purchaser agrees to cause all shares of Common Stock purchased by Merger Sub pursuant to the Offer and all other shares of Common Stock owned by Purchaser, Merger Sub or any other Subsidiary or affiliate of Purchaser to be voted in favor of the approval of the Merger.

     (h) Except as required by law, no amendment or supplement to the Proxy Statement or the S-4 shall be made by the Company or Purchaser without the approval of the other party (which shall not be unreasonably withheld). Each party shall advise the other party, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of Purchaser Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the S-4 or comments thereon and responses thereto or requests by the SEC for additional information.

     8.4. FILINGS; OTHER ACTION.

     Subject to the terms and conditions herein provided, the Company, Purchaser and Merger Sub shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act and the Exon-Florio Amendment with respect to the Offer and, if applicable, the Merger; (b) cooperate and consult with one another in (i) determining which Regulatory Filings are required or, in the case of Other Antitrust Filings and Consents, permitted to be made prior to the Effective Time with, and which Consents are required or, in the case of Other Antitrust Filings and Consents, permitted to be obtained prior to the Effective Time from Governmental Entities or other third parties in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and all Consents required to transfer to the Company any Permits or registrations held on behalf of the Company or any of its Subsidiaries by or in the name of distributors, brokers or sales agents; (ii) preparing all Regulatory Filings and all other filings, submissions and presentations required or prudent to obtain all Consents, including by providing to the other parties drafts of such material reasonably in advance of the anticipated filing or submission dates; and (iii) timely making all such Regulatory Filings and timely seeking all such Consents and (c) use their reasonable efforts to take, or cause to be taken, all other action and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement. Each of Purchaser and the Company shall use its best efforts to contest any proceeding seeking a preliminary injunction or other legal impediment to, and to resolve any objections as may be asserted by any Governmental Entity with respect to, the Offer or the Merger under the HSR Act or Foreign Antitrust Laws. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and directors of Purchaser and the Surviving Corporation shall take all such necessary action.

     8.5. PUBLICITY. The initial press release relating to this Agreement shall be a joint press release and thereafter the Company and Purchaser shall, subject to their respective legal obligations (including the requirements of the New York Stock Exchange and other similar regulating bodies), use reasonable efforts to agree upon the text of any press release before issuing such press release or otherwise making public statements with respect to the transactions contemplated hereby and in making any filings with any Governmental Entity or with any securities exchange with respect thereto.

     8.6. FURTHER ACTION. Each party hereto shall, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth herein or the waiver thereof, perform such further acts and execute such documents as may be reasonably required to complete the transactions contemplated hereby.

     8.7. INSURANCE; INDEMNITY.

     (a) Purchaser will cause the Surviving Corporation to purchase a six-year pre-paid noncancellable directors and officers insurance policy covering the current and all former directors, officers and similar persons of the Company and its Subsidiaries with respect to acts or failures to act prior to the Effective Time, in a single aggregate amount over the six-year period immediately following the Closing Date equal to the policy limit for the Company's current directors and officers insurance policy (the "Current Policy"). If such insurance is not obtainable at an annual cost per covered year not in excess of three times the annual premium paid by the Company for the Current Policy (the "Cap"), then Purchaser will cause the Surviving Corporation to purchase policies providing at least the same coverage as the Current Policy and containing terms and conditions no less advantageous to the current and former directors, officers and similar persons of the Company and its Subsidiaries than the Current Policy with respect to acts or failures to act prior to the Effective Time; provided, however, that Purchaser and the Surviving Corporation shall not be required to obtain policies providing such coverage except to the extent that such coverage can be provided at an annual cost of no greater than the Cap; and, if equivalent coverage cannot be obtained, or can be obtained only by paying an annual premium in excess of the Cap, Purchaser or the Surviving Corporation shall only be required to obtain as much coverage as can be obtained by paying an annual premium equal to the Cap.

     (b) Purchaser shall cause the Surviving Corporation to keep in effect in its Bylaws provisions for a period of not less than six years after the Effective Time (or, in the case of matters occurring prior to the Effective Time which have not been resolved prior to the sixth anniversary of the Effective Time, until such matters are finally resolved) which provide for exculpation of director and officer liability and indemnification (and advancement of expenses related thereto) of the past and present officers and directors of the Company and its Subsidiaries to the fullest extent permitted by the DGCL which provisions shall not be amended except as required by applicable law or except to make changes permitted by law that would enhance the rights of past or present officers and directors to indemnification or advancement of expenses.

     (c) From and after the Effective Time, Purchaser shall indemnify and hold harmless, to the fullest extent permitted under the DGCL, each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or similar person of the Company or any Subsidiary against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement (collectively, "Losses") in connection with any claims, actions, suits, proceedings, arbitrations, investigations or audits (collectively "Litigation") arising before or after the Effective Time out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time. Without limiting the foregoing, Purchaser shall periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law provided that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification.

     (d) If the Merger shall have been consummated, the Surviving Corporation shall, to the fullest extent permitted under applicable law, indemnify and hold harmless Purchaser and any person or entity who was a shareholder, officer, director or affiliate of Purchaser prior to the Effective Time against any Losses in connection with any Litigation arising out of or pertaining to any of the transactions contemplated by this Agreement or the Ancillary Documents.

     (e) If, after the Effective Time, Purchaser or Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all its properties and assets to any person, then, in each such case, proper provisions shall be made so that successors and assigns of Purchaser or Surviving Corporation, as the case may be, shall assume all the obligations set forth in this Section 8.7. The provisions of this Section 8.7 are intended for the benefit of and shall be enforceable by each person who is now or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, an officer, director or similar person of the Company or any of its Subsidiaries.

     (f) Any Indemnified Party will promptly notify Purchaser and the Surviving Corporation of any claim, action, suit, proceeding or investigation for which such party may seek indemnification under this Section. If any Litigation described in paragraph (c) or (d) of this Section 8.7 (each, an "Action") arises or occurs, the Surviving Corporation shall control the defense of such Action with counsel selected by the Surviving Corporation, which counsel shall be reasonably acceptable to the party seeking indemnification pursuant to paragraph (c) or (d) of this Section 8.7 (each, an "Indemnified Party"), provided that the Indemnified Party shall be permitted to participate in the defense of such Action through counsel selected by the Indemnified Party, at the Indemnified Party's expense. Notwithstanding the foregoing, if there is any actual or potential conflict between the Surviving Corporation and any Indemnified Party or there are additional defenses available to any Indemnified Party, such Indemnified Party shall be permitted to participate in the defense of such Action with counsel selected by the Indemnified Party, at the Surviving Corporation's expense; provided, however, that the Surviving Corporation shall not be obligated to pay the reasonable fees and expenses of more than one counsel for all Indemnified Parties in any single Action except to the extent that two or more of such Indemnified Parties have conflicting interests in the outcome of such Action. The Surviving Corporation shall not be liable for any settlement effected without its written consent, which consent shall not unreasonably be withheld.

     8.8. RESTRUCTURING OF MERGER. Upon the mutual agreement of Purchaser and the Company, the Merger shall be restructured in the form of a forward subsidiary merger of the Company into Merger Sub, with Merger Sub being the surviving corporation, or as a merger of the Company into Purchaser, with Purchaser being the surviving corporation. In such event, this Agreement shall be deemed appropriately modified to reflect such form of merger.

     8.9. EMPLOYEE BENEFIT PLANS. From and after the Effective Time, the Surviving Corporation and its respective Subsidiaries will honor, in accordance with their terms, all existing employment and severance agreements between the Company or any of its Subsidiaries and any current or former officer, director, consultant or employee of the Company or any of its Subsidiaries to the extent in effect on the date hereof and all benefits or other amounts earned or accrued to the extent vested or which become vested pursuant to the terms of such agreements or in accordance with the terms of this Agreement through the Effective Time under all employee benefit plans of the Company and any of its Subsidiaries, in each case to the extent in effect on the date hereof.

     8.10. ACCELERATION OF OUTSTANDING INDEBTEDNESS. If, after the Offer is consummated, the Company's or any Subsidiary's obligation for borrowed money outstanding is accelerated or the Company or such Subsidiary is otherwise required to repurchase, repay or prepay any such obligation, Purchaser agrees, within five business days after notice thereof, to loan to the Company an amount equal to the amount which the Company or any such Subsidiary is required to so repurchase, repay or prepay (including any related prepayment premiums or penalties) at an interest rate not to exceed the rate under Purchaser's bank credit facility. The term of such loan shall be equal to the term of such accelerated obligation (prior to its acceleration) and the Company and Purchaser shall enter into any agreements reasonably necessary to evidence such agreement.

     8.11. REAL PROPERTY TRANSFER TAXES. Any liability for real property transfer taxes, real property gains taxes or similar taxes imposed with respect to the property of the Company by any state, local or foreign taxing authority with respect to the Offer and the Merger shall be paid or caused to be paid by Surviving Corporation.

                                   ARTICLE 9

                                   CONDITIONS

     9.1. CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligation of each party to effect the Merger shall be subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

     (a) If approval of this Agreement and the Merger by the holders of Common Stock is required by applicable law, this Agreement and the Merger shall have been approved by the requisite vote of such holders.

     (b) There shall not have been issued any injunction or issued or enacted any Law which prohibits or has the effect of prohibiting the consummation of the Merger or makes such consummation illegal; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

                                   ARTICLE 10

                         TERMINATION; AMENDMENT; WAIVER

     10.1. TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time notwithstanding approval thereof by the shareholders of the Company:

     (a) by mutual written consent of the Company and Purchaser duly authorized by their respective Boards of Directors;

     (b) by the Company, if Merger Sub shall have failed to commence the Offer within five business days after the date of this Agreement;

     (c) by the Company, if Purchaser or Merger Sub materially breaches any of their respective representations or warranties or covenants contained in this Agreement and, with respect to any such breach that can be remedied, the breach is not remedied within five business days after the Company has furnished Purchaser or Merger Sub with written notice of such failure;

     (d) by Purchaser or the Company:

          (i) if the Effective Time shall not have occurred on or before December 31, 1997 (provided that the right to terminate this Agreement pursuant to this clause (i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Effective Time to occur on or before such date);

          (ii) if there shall be any statute, law, rule or regulation that makes consummation of the Offer or the Merger illegal or prohibited or if any court of competent jurisdiction or other Governmental Entity shall have issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, judgment, decree, ruling or other action shall have become final and non-appealable; or

          (iii) if the Offer terminates or expires on account of the failure of any condition specified in Exhibit A without Merger Sub having purchased any shares of Common Stock thereunder (provided that the right to terminate this Agreement pursuant to this clause (iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of any such condition); or

     (e) by the Company, at any time prior to the acceptance for payment of shares of Common Stock by Merger Sub pursuant to the Offer, if there is an Alternative Proposal which the Board of Directors in good faith determines represents a superior transaction for the shareholders of the Company as compared to the Offer and the Merger, and the Board of Directors determines, after consultation with outside counsel and the Financial Advisor, that it is required by its fiduciary duties to the Company's shareholders imposed by law to terminate this Agreement and the Company pays to Purchaser any amounts owed under Section 10.2 below; provided, however, that the right to terminate this Agreement pursuant to this Section 10.1(e) shall not be available (i) if such Alternative Proposal shall result from a breach in any material respect of the Company's obligations under Section 8.1 or (ii) if the Company has not provided Purchaser and Merger Sub with at least two business days' prior written notice of its intent to so terminate this Agreement together with a summary of the material terms and conditions of the Alternative Proposal; and

     (f) by Purchaser, if the Board of Directors of the Company shall have failed to recommend, or shall have withdrawn, modified or amended in any manner adverse to Purchaser or Merger Sub, its approval or recommendation of the Offer or the Merger, or shall have recommended acceptance of any Alternative Proposal.

     10.2. EFFECT OF TERMINATION. (a) Subject to this Section 10.2, if this Agreement is terminated and the Merger is abandoned pursuant to Section 10.1, this Agreement, except for the provisions of Sections 1.3(c) (with respect to confidentiality), 8.5 and Article 11, shall terminate, without any liability on the part of any party or their respective directors, officers or shareholders. Nothing herein shall relieve any party to this

Agreement of liability for breach of this Agreement or prejudice the ability of the non-breaching party to seek damages from any other party for any breach of this Agreement including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity.

     (b) In the event (i) the Board of Directors of the Company shall publicly modify or amend its recommendation of the Offer or the Merger in a manner adverse to Purchaser or shall withdraw its recommendation of the Offer or shall recommend any Alternative Proposal, or shall resolve to do any of the foregoing, or (ii) at any time prior to the termination of this Agreement any person (other than Purchaser or any of its affiliates) shall publicly announce any Alternative Proposal and, at any time on or prior to one year after the date of this Agreement, shall become the beneficial owner of 33% or more of the outstanding shares of Common Stock or shall consummate an Alternative Proposal, then in any such event the Company shall promptly, but in no event later than two business days after the first of such events to occur, pay Purchaser an amount equal to $15,750,000 which shall be in lieu of any and all damages, costs and expenses for breach of this Agreement by the Company.

     10.3. AMENDMENT. To the extent permitted by applicable law, this Agreement may be amended by action taken by or on behalf of the Boards of Directors of the Company and Purchaser at any time before or after adoption of this Agreement by the shareholders of the Company but, after any such shareholder approval, no amendment shall be made which decreases the Merger Consideration or which adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties.

     10.4. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken by or on behalf of the Board of Directors of the Company (subject to Section 1.4) and Purchaser, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein by any other applicable party or in any document, certificate or writing delivered pursuant hereto by any other applicable party or (iii) waive compliance with any of the agreements or conditions contained herein, except after any adoption of this Agreement by the shareholders of the Company, for any waiver which has the effect of decreasing the Merger Consideration or which adversely affects the rights of the Company's shareholders hereunder without approval of such shareholders. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 11

                               GENERAL PROVISIONS

     11.1. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

     11.2. NOTICES. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (with a confirmatory copy sent by overnight courier), by courier service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Purchaser or Merger Sub:          If to the Company:
                                        Outboard Marine Corporation
Detroit Diesel Corporation              100 Sea Horse Drive
13400 Outer Drive, West                 Waukegan, Illinois 60085
Detroit, Michigan 48239-4001            Facsimile: (847) 689-6006
Facsimile: (313) 592-3725               Attention: Harry W. Bowman
Attention: Timothy D. Leuliette         With a copy to:
With a copy to:                         Jones, Day, Reavis & Pogue
Detroit Diesel Corporation              77 West Wacker Drive
13400 Outer Drive, West                 Chicago, Illinois 60601-1692
Detroit, Michigan 48239-4001            Facsimile: (312) 782-8585
Facsimile: (313) 592-5014               Attention: William P. Ritchie
Attention: John F. Farmer

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.

     11.3. ASSIGNMENT; BINDING EFFECT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided, however, that either Purchaser or Merger Sub (or both) may assign its rights hereunder (including, without limitation, the right to make the Offer or to purchase shares of Common Stock in the Offer) to a wholly owned subsidiary but nothing shall relieve the assignor from its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Sections 8.7 and 8.9, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

     11.4. ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement, the Disclosure Letter, the Purchaser Disclosure Letter, the Exhibits, the Ancillary Documents and any other documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

     11.5. FEES AND EXPENSES. Except as provided in Section 10.2, whether or not the Offer or Merger is consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     11.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of the Company, Purchaser and Merger Sub hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts located in Lake County, Illinois and of the United States of America located in the Northern District of Illinois (the "Northern Illinois Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Northern Illinois Courts and agrees not to plead or claim in any Northern Illinois Court that such litigation brought therein has been brought in an inconvenient forum.

     11.7. HEADINGS. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

     11.8. INTERPRETATION. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." As used in this Agreement, the words "Subsidiary," "affiliate" and "associate" shall have the meanings ascribed thereto in Rule 12b-2 under the Exchange Act. The phrase "Significant Subsidiary" means any Subsidiary which is material to Purchaser's results of operations, financial condition or business and a "Significant Subsidiary" as such term is defined in Rule 12b-2 under the Exchange Act.

     11.9. SEVERABILITY. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     11.10. ENFORCEMENT OF AGREEMENT. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any Northern Illinois Court, this being in addition to any other remedy to which they are entitled at law or in equity. The prevailing party in any judicial action shall be entitled to receive from the other party reimbursement for the prevailing party's reasonable attorney's fees and disbursements, and court costs.

     11.11. COUNTERPARTS. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the parties hereto.

     11.12. OBLIGATION OF PURCHASER. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Purchaser to cause Merger Sub to take such action.

     11.13. CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

          (a) "BENEFICIAL OWNER" with respect to any securities means a person that would be a beneficial owner pursuant to Rule 13d-3 promulgated under the Exchange Act.

          (b) "BUSINESS DAY" means any day other than a Saturday, Sunday, or Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

          (c) "PERSON" means a natural person, company, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

                                          OUTBOARD MARINE CORPORATION

                                          By:     /s/ HARRY W. BOWMAN

                                          --------------------------------------
                                              Name: Harry W. Bowman
                                              Title: Chairman of the Board,
                                                     President and Chief
                                                     Executive Officer

                                          DETROIT DIESEL CORPORATION

                                          By:  /s/ TIMOTHY D. LEULIETTE

                                          --------------------------------------
                                              Name: Timothy D. Leuliette
                                              Title: Vice Chairman

                                          OMC ACQUISITION CORP.

                                          By:  /s/ TIMOTHY D. LEULIETTE

                                          --------------------------------------
                                              Name: Timothy D. Leuliette
                                              Title: Vice Chairman

                                                                       EXHIBIT A

                            CONDITIONS OF THE OFFER

     Notwithstanding any other term of the Offer or the Agreement and Plan of Merger (the "Merger Agreement"), Merger Sub shall not be required to accept for payment or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act, any shares of Common Stock not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such shares of Common Stock unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Common Stock which would represent at least 13,842,619 shares of the outstanding shares of Common Stock on a fully diluted basis (collectively, the "Minimum Condition"), (ii) any waiting period under the HSR Act applicable to the purchase of shares of Common Stock pursuant to the Offer shall have expired or been terminated and (iii) approvals required by law to be obtained prior to the consummation of the Offer under any Foreign Antitrust Laws to the purchase of shares of Common Stock pursuant to the Offer shall have been obtained. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, Merger Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer, any of the following conditions exist or shall occur and remain in effect:

          (a) (i) A court of competent jurisdiction or other Governmental Entity shall have issued an order, judgment, decree or ruling on the merits in connection with an action, suit or proceeding brought by any Governmental Entity or person which (1) restrains or prohibits the acquisition by Purchaser of shares of Common Stock pursuant to the Offer, or the making or consummation of the Offer or the Merger, (2) makes the purchase of or payment for some or all of the shares of Common Stock pursuant to the Offer or the Merger illegal, (3) imposes material limitations on the ability of Purchaser (or any of its affiliates) to acquire or hold, or to require Purchaser or any of its affiliates or Subsidiaries to dispose of or hold separate, any material portion of the assets or the business of Purchaser and its affiliates taken as a whole or the Company and its Subsidiaries taken as a whole, or (4) imposes material limitations on the ability of Purchaser (or its affiliates) to exercise full rights of ownership of the shares of Common Stock purchased by it, including, without limitation, the right to vote the shares purchased by it on all matters properly presented to the shareholders of the Company, or (ii) there shall have been instituted and pending any action or proceeding by any Governmental Entity which, in the opinion of Purchaser's counsel (assuming, for purposes of such opinion only, the validity of the allegations) has a reasonable likelihood of success on the merits, and which (1) seeks to challenge the acquisition by Purchaser of shares of Common Stock pursuant to the Offer, restrain, prohibit or delay the making or consummation of the Offer or the Merger, or obtain any material damages in connection therewith, (2) seeks to make the purchase of or payment for some or all of the shares of Common Stock pursuant to the Offer or the Merger illegal, (3) seeks to impose material limitations on the ability of Purchaser (or any of its affiliates) effectively to acquire or hold, or to require Purchaser or the Company or any of their respective affiliates or subsidiaries to dispose of or hold separate, any material portion of the assets or the business of Purchaser and its affiliates taken as a whole or the Company and its subsidiaries taken as a whole, or (4) seeks to impose material limitations on the ability of Purchaser (or its affiliates) to exercise full rights of ownership of the shares of Common Stock purchased by it, including, without limitation, the right to vote the shares purchased by it on all matters properly presented to the shareholders of the Company; or

          (b) There shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, or (iv) any limitation (whether or not mandatory) by any governmental or regulatory authority on, or any other event which has a material adverse effect on the extension of credit by banks or other lending institutions in the United States; or

          (c) there shall have been promulgated, enacted, entered, enforced or deemed applicable to the Offer or the Merger, by any Governmental Entity, any Law or there shall have been issued any injunction resulting in any of the consequences referred to in subsection (a) above; or

          (d) the Merger Agreement shall have been terminated in accordance with its terms; or

          (e) (i) the representations and warranties made by the Company in the Merger Agreement shall not be true and correct as of the date of consummation of the Offer as though made on and as of that date (other than representations and warranties made as of a specified date) except for any breach or breaches which, in the aggregate, would not have a Material Adverse Effect or (ii) the Company shall have breached or failed to comply in any material respect with any of its obligations under this Agreement and, with respect to any such failure that can be remedied, the failure is not remedied within 20 business days after Purchaser has furnished the Company with written notice of such failure; or

          (f) during the period from the date of this Agreement through the expiration of the Offer, the Company and its Subsidiaries have not conducted their business in the ordinary course of such business consistent with past practices, or there has been any event or state of fact which would have a Material Adverse Effect; or

          (g) the Board of Directors shall have modified or amended its recommendation of the Offer or the Merger in any manner adverse to Purchaser or Merger Sub or shall have withdrawn its recommendation of the Offer or the Merger or shall have recommended acceptance of any Alternative Proposal or shall have resolved to do any of the foregoing; or

          (h) (i) a tender or exchange offer for 33% or more of the then outstanding shares of Common Stock shall have been publicly proposed to be made and not withdrawn within five business days, or shall have been made, by any person, corporation, entity or "group" (as defined in Section 13(d)(3) of the Exchange Act) (other than Purchaser and any of its affiliates and other than any person who is the beneficial owner of 33% or more of the shares of Common Stock as of the date of the Merger Agreement) at a price in excess of the value of the Merger Consideration (calculated as if the Closing Date were the date such tender offer is commenced); (ii) any person (other than Purchaser and any of its affiliates) shall have acquired beneficial ownership of 33% or more of the outstanding shares of Common Stock, or shall have been granted any options or rights, conditional or otherwise, to acquire a total of 33% or more of the outstanding shares of Common Stock; (iii) any new group shall have been formed which beneficially owns more than 33% of the outstanding shares of Common Stock; or (iv) any person (other than Purchaser and any of its affiliates) shall have entered into an agreement in principle or definitive agreement with the Company with respect to a tender or exchange offer for any shares of Common Stock or a merger, consolidation or other business combination with or involving the Company.

     Subject to Section 1.1(b) of the Merger Agreement, the foregoing conditions
(a) through (h) are for the sole benefit of Purchaser and Merger Sub and may be asserted by Purchaser regardless of the circumstances giving rise to any such condition and may be waived by Purchaser, in whole or in part, at any time and from time to time, in the sole discretion of Purchaser. The failure by Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, the waiver of such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

     Should the Offer be terminated pursuant to the foregoing provisions, all tendered shares of Common Stock not theretofore accepted for payment shall forthwith be returned by the depositary to the tendering shareholders.

                                        2